Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink	NASDAQ: NICK
Nicholas Financial, Inc.		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Corporate Headquarters		Ph # - 727-726-0763

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Declares Stock Dividend

November 10, 2009- Clearwater, Florida - Nicholas Financial, Inc. (Nasdaq, NICK), today announced that its Board of Directors has declared a 10% stock dividend on the Company’s outstanding shares of common stock payable in the form of 1 share for every 10 shares of common stock owned by a shareholder on December 7, 2009, to shareholders of record as of the close of business on November 20, 2009. The Company presently has approximately 10,500,000 shares of common stock outstanding. As a result of the stock dividend, the Company will have approximately 11,550,000 shares of common stock outstanding.

Shareholders will not be required to take any action in order to receive the stock dividend. After the payment date, shareholders book entry accounts will be credited with the additional shares representing the stock dividend. Where shares are held in a brokerage account in the name of the broker, the additional shares will be distributed to the broker on the shareholders behalf. The stock dividend will be administered by Computershare, the company’s transfer agent.

Commenting on the Company’s stock dividend, Peter L. Vosotas, Chairman and CEO noted, “Our capital position and continued confidence in our growth and earnings capability played a large part in our decision to implement a stock dividend, which we believe will enhance our market liquidity. Given the challenging and uncertain economic climate, paying a stock dividend is a way of delivering value to our shareholders.”

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 49 branch locations in both the Southeastern and the Midwestern States. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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